UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2008

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-142546	98-0366864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000	Ceylonpoort 5 2037 AA Haarlem The Netherlands +31 23 546 3463

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 19, 2008, AC Nielsen (US), Inc. (“Nielsen”), a subsidiary of The Nielsen Company B.V. (the “Company”), amended and restated its Master Services Agreement (the “Agreement”) dated June 16, 2004, with Tata America International Corporation and Tata Consultancy Services Limited (jointly, “TCS”). Pursuant to a Guarantee dated February 19, 2008 (the “Guarantee”), Nielsen’s obligations under the Agreement have been guaranteed by the Company. The term of the Agreement is for ten years effective as of October 1, 2007, with a one year renewal option granted to Nielsen, during which ten year period (or if Nielsen exercises the renewal option, eleven year period) Nielsen has committed to purchase at least $1 Billion in services from TCS (the “Minimum Commitment”). Unless otherwise mutually agreed, the payment rates for services under the Agreement are not subject to adjustment due to inflation or changes in exchange rates. TCS will provide Nielsen with Information Technology, Applications Development & Maintenance and Business Process Outsourcing services globally. As Nielsen orders specific services under the Agreement, the parties will execute Statements Of Work (“SOWs”) describing the specific scope of the services to be performed by TCS. The amount of the Minimum Commitment may be reduced on the occurrence of certain events, some of which also provide Nielsen with the right to terminate the Agreement or SOWs, as applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE NIELSEN COMPANY B.V.

DATED: February 20, 2008	By:	/s/ David E. Berger
	Name:	David E. Berger
	Title:	Senior Vice President and Corporate Controller (Principal Accounting Officer)